THE LOVESAC COMPANY REPORTS RECORD FOURTH QUARTER AND FISCAL 2023 FINANCIAL RESULTS

Net Sales Growth of 21.7% in Fourth Quarter and 30.8% in Fiscal 2023
Comparable Sales Growth of 16.2% in Fourth Quarter and 21.9% in Fiscal 2023
Net Income of $27.6 million in Fourth Quarter compared to $32.6 million in Last Year Quarter
Net Income of $28.2 million in Fiscal 2023 compared to $45.9 million in Fiscal 2022
Adjusted EBITDA1 Increased 51.0% to $48.3 million in Fourth Quarter from $32.0 million in Last Year Quarter
Adjusted EBITDA1 Increased to $60.4 million in Fiscal 2023 from $55.5 million in Fiscal 2022

STAMFORD, Conn., March 28, 2023 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), sustainable home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the fourth quarter and fiscal year 2023, which ended January 29, 2023.

Shawn Nelson, Chief Executive Officer, stated, “Amid considerable macroeconomic and consumer headwinds, Lovesac delivered very strong Q4 and Full Year 2023 results that drove tangible value for our shareholders, customers, associates and business partners. Highlights in this regard include above 30% increase in total annual net sales to $651.5 million, total Comp Sales growth of 21.9% and an 8.7% increase in adjusted EBITDA to $60.4 million. Three unique and highly beneficial assets continue to drive this outperformance: our omnichannel business model that engages and motivates customers, our Designed for Life proprietary products that inspire passion and loyalty, and our efficient and profitable operating platform. As we scale, these key differentiators should continue to drive accretive growth with exciting possibilities for Lovesac’s future.”

Mr. Nelson continued, “Looking ahead to fiscal 2024, we will continue to surgically invest in growth initiatives and focus on strong execution to drive continued profitable growth.”

Key Measures for the Fourth Quarter and Fiscal 2023 Ended January 29, 2023:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Fifty-two weeks ended
	January 29, 2023	January 30, 2022	% Inc (Dec)	January 29, 2023	January 30, 2022	% Inc (Dec)
Net Sales	$238.8	$196.2	21.7%	$651.5	$498.2	30.8%
Gross Profit	$135.2	$109.6	23.4%	$345.8	$273.3	26.5%
Gross Margin	56.6%	55.9%	70 bps	53.1%	54.9%	(180) bps
Total Operating Expense	$97.1	$85.4	13.7%	$306.8	$234.9	30.6%
SG&A	$68.7	$57.8	18.9%	$216.1	$162.0	33.4%
SG&A as a % of Net Sales	28.8%	29.4%	(60) bps	33.2%	32.5%	70 bps
Advertising & Marketing	$25.8	$25.5	1.2%	$79.9	$65.1	22.7%
Advertising & Marketing as a % of Net Sales	10.8%	13.0%	(220) bps	12.3%	13.1%	(80) bps
Basic EPS Income	$1.82	$2.15	(15.3%)	$1.86	$3.04	(38.8%)
Diluted EPS Income	$1.74	$2.03	(14.3%)	$1.77	$2.86	(38.1%)
Net Income	$27.6	$32.6	(15.3%)	$28.2	$45.9	(38.5%)
Adjusted EBITDA [1]	$48.3	$32.0	51.0%	$60.4	$55.5	8.7%
Net Cash Provided by (Used In) Operating Activities	$47.9	$49.2	(2.6%)	$(21.4)	$34.0	(162.9%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent Increase (Decrease) except showroom count
	Thirteen weeks ended		Fifty-two weeks ended
	January 29, 2023	January 30, 2022	January 29, 2023	January 30, 2022
Total Comparable Sales [2]	16.2%	50.0%	21.9%	46.9%
Comparable Showroom Sales [3]	10.2%	72.6%	24.7%	104.1%
Internet Sales	26.4%	22.8%	17.2%	(0.3%)
Ending Showroom Count	195	146	195	146

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales.

Highlights for the Quarter Ended January 29, 2023:

•The net sales increase of 21.7% was driven by growth across all sales channels. Showroom net sales, which include kiosks and mobile concierges, increased 20.6%. Internet net sales increased 26.4%, and our Other channel increased 13.6%. The increase in showroom net sales was driven by an increase of 10.2% in comparable showroom sales related to a strong holiday promotional campaign and the net addition of eight new showrooms which includes the closing of one showroom and one kiosk compared to the prior year period. Internet net sales also increased due to the same promotional campaign. The increase in net sales in our Other channel reflects the addition of 33 new Costco in store pop-up-shops, and the operation of 22 Best Buy shop-in-shops, partially offset by lower productivity in our online pop-up-shops on Costco.com.

•Gross profit increased $25.6 million, or 23.4%, to $135.2 million in the fourth quarter of fiscal 2023 from $109.6 million in the fourth quarter of fiscal 2022. Gross margin increased 70 basis points to 56.6% of net sales in the fourth quarter of fiscal 2023 from 55.9% of net sales in the fourth quarter of fiscal 2022, primarily driven by a decrease of approximately 190 basis points in total freight which includes tariff expenses and warehousing costs, partially offset by a decrease of 120 basis points in product margin. The decrease in total freight including tariffs and warehousing costs over the prior year period is principally related to a 290 basis point decrease in inbound container freight costs and decreased tariffs related to lower product sourced from China, partially offset by volume deleverage in warehousing costs and higher outbound transportation costs. The product margin decrease is driven by higher promotions.

•SG&A expense as a percent of net sales decreased by 60 basis points due to higher leverage of approximately 330 bps within general operating expenses, selling related expenses related to a fiscal 2022 sales agent fee settlement and employment costs, partially offset by deleverage of approximately 270 bps in equity-based compensation, credit card fees, and rent. The deleverage in equity-based compensation is driven by an increase in expense related to long term performance awards granted in fiscal 2021 for which the performance metrics were achieved in fiscal 2023. Rent deleverage is related to our increase in touchpoints to support our ongoing growth. Credit card fee deleverage is related to the increase in customer utilization of credit coupled with the impact of the increase in interest rates on credit card fees.

•Advertising and marketing expense increased 1.2% due to continued investments in marketing spend to support our net sales growth and a reduction in test and learn programs from fiscal 2022. As a percent of net sales, advertising and marketing decreased by 220 basis points due to improved performance in our media activities.

•Operating income was $38.1 million in the fourth quarter of fiscal 2023 compared to $24.2 million in the fourth quarter of fiscal 2022. Operating margin was 15.9% of net sales in the fourth quarter of fiscal 2023 compared to 12.3% of net sales in the fourth quarter of fiscal 2022.

•Net income was $27.6 million in the fourth quarter of fiscal 2023 or $1.74 per diluted share compared to $32.6 million or $2.03 in the fourth quarter of fiscal 2022. During the fourth quarter of fiscal 2023, the Company recorded an income tax provision of $10.4 million as compared to an income tax benefit of $8.5 million for the fourth quarter of fiscal 2022. The tax benefit recognized for the thirteen weeks ended January 30, 2022 was primarily due to the release of the valuation allowance on the Company’s net deferred tax assets in fiscal 2022, which had a positive impact on diluted earnings per share for the quarter in fiscal 2022. The valuation allowance was fully released as of the end of fiscal year 2022.

Highlights for the Fiscal Year Ended January 29, 2023:

•The net sales increase of 30.8% was driven by growth across all channels. Showroom net sales, which include kiosks and mobile concierges, increased 33.3%. Internet net sales increased 17.2%, and our Other channel increased 57.3%. The increase in showroom net sales was driven by an increase of 24.7% in comparable showroom sales related to higher point of sales transactions, strong promotional campaigns and the net addition of 46 new showrooms and 5 kiosks compared to the prior fiscal year. The Internet net sales increase was driven by the same strong promotional campaigns. The increase in net sales in our Other channel reflects the operation of 22 Best Buy shop-in-shops and the addition of 113 new Costco in store pop-up-shops, and lower productivity in our online pop-up-shops on Costco.com in fiscal 2023.

•Gross profit increased $72.5 million, or 26.5%, to $345.8 million in fiscal 2023 from $273.3 million in fiscal 2022. Gross margin decreased to 53.1% of net sales in fiscal 2023 from 54.9% of net sales in fiscal 2022. The decrease in gross margin percentage of 180 basis points was primarily driven by an increase of 160 basis points in total freight which includes tariff expenses and warehousing costs and a decrease of 20 basis points in product margin. The increase in total freight over the prior year period is related to 90 basis points deleverage in warehousing expense and outbound freight costs and 70 basis point increase in inbound container freight costs. The product margin decrease is driven by higher promotional discounting, partially offset by a benefit from continuing vendor negotiations to assist with the mitigation of tariffs and additional one-time US dollar denominated rebates related to currency impact.

•SG&A expense as a percent of net sales increased 70 basis points in fiscal 2023 due to deleveraging of approximately 230 bps in employment costs, credit card fees, equity-based compensation, and travel, partially offset by leverage of approximately 160 bps within general operating expenses and sales agent fees related to a fiscal 2022 fee settlement. The deleverage in payroll and travel relates to the continuous investments we are making into the business to support our ongoing growth. The deleverage in equity-based compensation is driven by an increase in expense related to long term performance awards granted in fiscal 2021 for which the performance metrics were achieved in fiscal 2023. Credit card fee deleverage is related to the increase in customer utilization of credit coupled with the impact of the increase in interest rates on credit card fees.

•Advertising and marketing expense increased 22.7% due to the ongoing investments in marketing spends to support our net sales growth. As a percent of net sales, advertising and marketing decreased by 80 bps due to improved performance in our media activities.

•Operating income was $39.0 million in fiscal 2023 compared to $38.4 million in fiscal 2022. Operating margin was 6.0% of net sales in fiscal 2023 compared to 7.7% of net sales in fiscal 2022.

•Net income was $28.2 million or $1.77 per diluted share in fiscal 2023 compared to $45.9 million or $2.86 per diluted share in fiscal 2022. During fiscal 2023, the Company recorded an income tax expense of $10.7 million as compared to an income tax benefit of $7.6 million in fiscal 2022 related to the release of the valuation allowance on the net deferred tax assets which had a positive impact on diluted earnings per share for fiscal 2022 . The valuation allowance was fully released as of the end of fiscal year 2022.

Other Financial Highlights as of January 29, 2023:

•The cash and cash equivalents balance as of January 29, 2023 was $43.5 million as compared to $92.4 million as of January 30, 2022. There was no balance on the Company’s line of credit as of January 29, 2023 or January 30, 2022. The Company’s availability under the line of credit was $36.0 million and $22.5 million as of January 29, 2023 and January 30, 2022, respectively. On March 24, 2023, we amended our existing credit agreement with Wells Fargo Bank, N.A. to extend the maturity date to September 30, 2024. The maximum revolver commitment under our credit agreement is $40.0 million, subject to borrowing base and availability restrictions.

•Total merchandise inventory was $120.0 million as of January 29, 2023 as compared to $108.5 million as of January 30, 2022 with the year over year change principally related to a stock inventory increase of $19.8 million coupled with a decrease in freight capitalization of $8.9 million related to a decrease in inbound freight costs.

Outlook

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company currently expects the following for the full year of fiscal 2024:
•Net sales in the range of $700 million to $740 million.
•Adjusted EBITDA4 in the range of $55.0 million to $66.0 million.
•Net income in the range of $30.0 million to $36.0 million.
•Diluted income per common share in the range of $1.83 to $2.24 on approximately 16.4 million estimated diluted weighted average shares outstanding.
•Fiscal 2024 will contain an additional “53rd week” in the fourth quarter versus 52 weeks in fiscal 2023.

The Company currently expects the following for the first quarter of fiscal 2024:
•Net sales in the range of $133 million to $136 million.
•Adjusted EBITDA4 loss in the range of $4.0 million to $5.0 million.
•Net loss in the range of $5.0 million to $6.0 million.
•Diluted loss per common share in the range of $0.36 to $0.37 on approximately 15.2 million estimated weighted average shares outstanding.

4 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the fourth quarter and fiscal year ended January 29, 2023 is scheduled for today, March 28, 2023, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, SAC, DESIGNED FOR LIFE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in U.S. Patent and Trademark Office.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2024 Adjusted EBITDA do not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, including (i) items such as share-based compensation, asset impairments, one time executive compensation and (ii) items that are non-recurring, infrequent, or unusual in nature such as litigation settlements. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities (including the conflict in Ukraine), natural and man-made disasters, pandemics or other public health crises, such as the COVID-19 pandemic and related variants, or other catastrophic events; the impact of changes or declines in consumer spending and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
BALANCE SHEETS
(Unaudited)

	January 29, 2023	January 30, 2022
(amounts in thousands, except share and per share amounts)
Assets
Current Assets
Cash and cash equivalents	$43,533	$92,392
Trade accounts receivable	9,469	8,547
Merchandise inventories, net	119,962	108,493
Prepaid expenses and other current assets	21,077	15,726
Total Current Assets	194,041	225,158
Property and equipment, net	52,904	34,137
Operating lease right-of-use assets	138,271	100,891
Other Assets
Goodwill	144	144
Intangible assets, net	1,411	1,413
Deferred tax asset	9,420	9,836
Other assets	21,863	—
Total Other Assets	32,838	11,393
Total Assets	$418,054	$371,579
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$24,576	$33,247
Accrued expenses	23,392	40,497
Payroll payable	6,783	9,978
Customer deposits	6,760	13,316
Current operating lease liabilities	21,898	16,382
Sales taxes payable	5,430	5,359
Total Current Liabilities	88,839	118,779
Operating Lease Liabilities, long term	135,955	96,574
Line of Credit	—	—
Total Liabilities	224,794	215,353
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of January 29, 2023 and January 30, 2022.	—	—
Common Stock $0.00001 par value, 40,000,000 shares authorized, 15,195,698 shares issued and outstanding as of January 29, 2023 and 15,123,338 shares issued and outstanding as of January 30, 2022.	—	—
Additional paid-in capital	182,554	173,762
Accumulated income (deficit)	10,706	(17,536)
Stockholders’ Equity	193,260	156,226
Total Liabilities and Stockholders’ Equity	$418,054	$371,579

THE LOVESAC COMPANY
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen weeks ended		Fifty-two weeks ended
(amounts in thousands, except per share data and share amounts)	January 29, 2023	January 30, 2022	January 29, 2023	January 30, 2022

Net sales	$238,847	$196,198	$651,545	$498,239
Cost of merchandise sold	103,627	86,577	305,719	224,894
Gross profit	135,220	109,621	345,826	273,345
Operating expenses
Selling, general and administration expenses	68,678	57,776	216,103	161,967
Advertising and marketing	25,825	25,530	79,864	65,078
Depreciation and amortization	2,646	2,111	10,842	7,859
Total operating expenses	97,149	85,417	306,809	234,904

Operating income	38,071	24,204	39,017	38,441
Interest expense, net	(16)	(44)	(117)	(179)
Net income before taxes	38,055	24,160	38,900	38,262
(Provision for) benefit from income taxes	(10,411)	8,480	(10,658)	7,638
Net income	$27,644	$32,640	$28,242	$45,900

Net income per common share:
Basic	$1.82	$2.15	$1.86	$3.04
Diluted	$1.74	$2.03	$1.77	$2.86

Weighted average number of common shares outstanding:
Basic	15,226,017	15,531,298	15,198,754	15,107,958
Diluted	15,918,937	16,103,452	15,955,668	16,058,111

THE LOVESAC COMPANY

STATEMENTS OF CASH FLOWS
(Unaudited)

	January 29, 2023	January 30, 2022

Cash Flows from Operating Activities
Net income	$28,242	$45,900
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	10,454	7,154
Amortization of intangible assets	388	705
Amortization of deferred financing fees	164	91
Net loss on disposal of property and equipment	45	464
Impairment of long-lived assets	—	554
Equity-based compensation	10,450	5,859
Non-cash lease expense	19,265	14,953
Deferred income taxes	416	(9,836)
Gain on recovery of insurance proceeds - lost profit margin	—	(632)
Changes in operating assets and liabilities:
Trade accounts receivable	(921)	(4,034)
Merchandise inventories	(11,470)	(56,819)
Prepaid expenses and other current assets	890	(2,459)
Other assets	(21,459)	—
Accounts payable and accrued expenses	(33,002)	39,195
Operating lease liabilities	(18,281)	(14,400)
Customer deposits	(6,556)	7,323
Net Cash (Used in) Provided by Operating Activities	(21,375)	34,018
Cash Flows from Investing Activities
Purchase of property and equipment	(25,242)	(15,887)
Payments for patents and trademarks	(307)	(601)
Net Cash Used in Investing Activities	(25,549)	(16,488)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(1,658)	(3,583)
Proceeds from the exercise of warrants	—	104
Payment of deferred financing costs	(277)	—
Net Cash Used in Financing Activities	(1,935)	(3,479)
Net Change in Cash and Cash Equivalents	(48,859)	14,051
Cash and Cash Equivalents - Beginning	92,392	78,341
Cash and Cash Equivalents - End	$43,533	$92,392

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

(amounts in thousands)	Thirteen weeks ended January 29, 2023	Thirteen weeks ended January 30, 2022	Fifty-two weeks ended January 29, 2023	Fifty-two weeks ended January 30, 2022
Net income	$27,644	$32,640	$28,242	$45,900
Interest expense, net	16	44	117	179
Taxes	10,411	(8,480)	10,658	(7,638)
Depreciation and amortization	2,646	2,111	10,842	7,859
EBITDA	40,717	26,315	49,859	46,300
Equity-based compensation (a)	7,536	3,013	10,570	6,027
Loss on disposal of property and equipment (b)	4	464	45	464
Impairment of right of use lease asset (c)	—	—	—	554
One time executive compensation, non-equity based (d)	—	500	—	500
Gain on recovery of insurance settlement related to damaged inventory (e)		(632)	—	(632)
Other non-recurring expenses (f)(g)	—	2,300	(105)	2,300
Adjusted EBITDA	$48,257	$31,960	$60,369	$55,513
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents the loss on disposal of fixed assets related to showrooms.
(c)Represents the impairment of the right of use lease asset for one showroom for which the fixed assets had been impaired in the prior fiscal year.
(d)Represents one time executive compensation related to recruitment sign on bonus to build the executive management team.
(e)Represents an insurance settlement related to damaged inventory.
(f)There were no other non-recurring expenses in the thirteen weeks ended January 29, 2023. Other non-recurring expenses in the thirteen weeks ended January 30, 2022 are related to $2.0 million from a one-time settlement fee to terminate an existing agreement with a vendor partner and $0.3 million related to a legal settlement.
(g)Other non-recurring expenses in fiscal 2023 represents costs related to a legal settlement. Other non-recurring expenses in fiscal 2022 are related to $2.0 million from a one-time settlement fee to terminate an existing agreement with a vendor partner and $0.3 million related to a legal settlement.